Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Scot Jafroodi Vice President, Chief Financial Officer and Treasurer Insteel Industries Inc. (336) 786-2141

INSTEEL INDUSTRIES REPORTS THIRD QUARTER 2024 RESULTS

MOUNT AIRY, N.C., July 18, 2024 – Insteel Industries Inc. (NYSE: IIIN) (“Insteel” or the “Company”), the nation’s largest manufacturer of steel wire reinforcing products for concrete construction applications, today announced financial results for its third quarter of fiscal 2024 ended June 29, 2024.

Third Quarter 2024 Highlights

●	Net earnings of $6.6 million, or $0.34 per share
●	Net sales of $145.8 million
●	Gross profit of $15.4 million, or 10.6% of net sales
●	Operating cash flow of $18.7 million
●	Net cash balance of $97.7 million and no debt outstanding as of June 29, 2024
●	Improving macroeconomic and business outlooks

Third Quarter 2024 Results

Net earnings for the third quarter of fiscal 2024 decreased to $6.6 million, or $0.34 per share, from $10.6 million, or $0.54 per share, for the same period a year ago. Despite higher shipments, Insteel’s third quarter results were unfavorably impacted by narrower spreads between selling prices and raw material costs relative to the prior year quarter.

Net sales decreased 12.0% to $145.8 million from $165.7 million in the prior year quarter, driven by a 16.3% decrease in average selling prices partially offset by a 5.1% increase in shipments. The decline in net sales was primarily due to lower selling prices, attributed to competitive pricing pressures in welded wire reinforcing (“WWR”) markets and the impact of low-priced PC strand imports. Despite the negative impact of revenues from declining selling prices, we believe improving demand for our reinforcing products validates the view that inventories have largely corrected, which should lead to higher shipments going forward. Ramping up operating hours to accommodate improved demand continues to be challenging, however. On a sequential basis, shipments increased by 20.8% from the second quarter of fiscal 2024, while average selling prices declined by 5.3%. Gross profit decreased to $15.4 million from $20.4 million in the prior year quarter, and gross margin narrowed to 10.6% from 12.3% due to lower spreads between selling prices and raw material costs, partially offset by higher shipments.

Operating activities generated $18.7 million of cash during the quarter compared with $23.8 million in the prior year quarter due to a combination of a reduction in net earnings and the relative change in net working capital. Net working capital provided $7.8 million in the current year, driven by an increase in payables and a reduction in inventories, compared to $9.6 million in the prior year quarter.

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1373 BOGGS DRIVE, MOUNT AIRY, NC 27030/PHONE: (336) 786-2141/FAX: (336) 786-2144

WWW.INSTEEL.COM

Nine Month 2024 Results

Net earnings for the first nine months of fiscal 2024 were $14.6 million, or $0.75 per share, compared with $26.8 million, or $1.37 per share, for the same period a year ago. Earnings for the prior year period benefited from a $3.3 million, or $0.13 per share, gain on the sale of property, plant and equipment.

Net sales decreased to $394.9 million from $491.7 million for the prior year period, driven by a 20.4% decrease in average selling prices partially offset by a 1.0% increase in shipments. Gross profit decreased to $37.4 million from $51.4 million in the same period a year ago, and gross margin narrowed to 9.5% from 10.5% due to lower spreads and higher operating costs partially offset by higher shipments.

Operating activities generated $42.0 million of cash compared with $103.3 million in the prior year period due to a combination of a reduction in net earnings and the relative change in net working capital. Net working capital provided $13.6 million of cash in the current year, driven by the reduction in inventories and receivables, compared to $67.1 million in the prior year period.

Capital Allocation and Liquidity

Capital expenditures for the first nine months of fiscal 2024 decreased to $17.5 million from $26.6 million for the prior year period and are expected to total up to $25.0 million in 2024, primarily focused on expenditures to advance the growth of the engineered structural mesh business and to support cost and productivity improvement initiatives in addition to recurring maintenance needs.

Insteel ended the quarter debt-free with $97.7 million of cash and no borrowings outstanding on its $100.0 million revolving credit facility.

Outlook

“Improving conditions in our markets require that we continue ramping up operating hours at certain WWR plants to manage lead times and maximize shipments. As has been the case for several quarters, it is difficult to attract and retain qualified people in our plants, which is necessary to expand operating hours," commented H.O. Woltz III, Insteel’s President and CEO. “As we move into the fourth fiscal quarter, selling prices and spreads may remain under pressure, particularly where we compete with imported PC strand which is entering the US market at prices lower than the domestic wire rod price. We continue to work with the Administration to resolve certain trade-related anomalies that contribute to this problem. In addition, we remain committed to enhancing our competitive position by leveraging recent capital investments to optimize operations, expand our product line and lower our cash cost of production."

Woltz continued, “Looking ahead to fiscal 2025, we are optimistic about our business outlook. Easing inflation and the potential for lower interest rates will help drive demand in both our commercial and residential end markets, while the infrastructure related portion of our business should begin to benefit from federal spending associated with the Infrastructure Investment and Jobs Act.”

Conference Call

Insteel will hold a conference call at 10:00 a.m. ET today to discuss its third quarter financial results. A live webcast of this call can be accessed on Insteel’s website at https://investor.insteel.com and will be archived for replay.

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About Insteel

Insteel is the nation’s largest manufacturer of steel wire reinforcing products for concrete construction applications. Insteel manufactures and markets prestressed concrete strand and welded wire reinforcement, including engineered structural mesh (“ESM”), concrete pipe reinforcement and standard welded wire reinforcement. Insteel’s products are sold primarily to manufacturers of concrete products and concrete contractors for use, primarily, in nonresidential construction applications. Headquartered in Mount Airy, North Carolina, Insteel operates ten manufacturing facilities located in the United States.

Cautionary Note Regarding Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. When used in this news release, the words “believes,” “anticipates,” “expects,” “estimates,” “appears,” “plans,” “intends,” “may,” “should,” “could” and similar expressions are intended to identify forward-looking statements. Although we believe that our plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, they are subject to several risks and uncertainties, and we can provide no assurances that such plans, intentions or expectations will be implemented or achieved. Many of these risks and uncertainties are discussed in detail in our Annual Report on Form 10-K for the year ended September 30, 2023, and may be updated from time to time in our other filings with the U.S. Securities and Exchange Commission (the “SEC”).

All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. All forward-looking statements speak only to the respective dates on which such statements are made, and we do not undertake any obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events, except as may be required by law.

It is not possible to anticipate and list all risks and uncertainties that may affect our future operations or financial performance; however, they include, but are not limited to, the following: general economic and competitive conditions in the markets in which we operate; changes in the spending levels for nonresidential and residential construction and the impact on demand for our products; changes in the amount and duration of transportation funding provided by federal, state and local governments and the impact on spending for infrastructure construction and demand for our products; the cyclical nature of the steel and building material industries; credit market conditions and the relative availability of financing for us, our customers and the construction industry as a whole; the impact of rising interest rates on the cost of financing for our customers; fluctuations in the cost and availability of our primary raw material, hot-rolled steel wire rod, from domestic and foreign suppliers; competitive pricing pressures and our ability to raise selling prices in order to recover increases in raw material or operating costs; changes in United States or foreign trade policy affecting imports or exports of steel wire rod or our products; unanticipated changes in customer demand, order patterns and inventory levels; the impact of fluctuations in demand and capacity utilization levels on our unit manufacturing costs; our ability to further develop the market for ESM and expand our shipments of ESM; legal, environmental, economic or regulatory developments that significantly impact our business or operating costs; unanticipated plant outages, equipment failures or labor difficulties; and the “Risk Factors” discussed in our Annual Report on Form 10-K for the year ended September 30, 2023, and in other filings made by us with the SEC.

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INSTEEL INDUSTRIES INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands except for per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	June 29,	July 1,	June 29,	July 1,
	2024	2023	2024	2023

Net sales	$145,775	$165,714	$394,894	$491,664
Cost of sales	130,387	145,347	357,521	440,249
Gross profit	15,388	20,367	37,373	51,415
Selling, general and administrative expense	7,879	7,924	22,121	22,556
Other expense (income), net	15	(24)	2	(3,423)
Interest expense	19	20	76	67
Interest income	(1,245)	(1,097)	(4,051)	(2,284)
Earnings before income taxes	8,720	13,544	19,225	34,499
Income taxes	2,155	2,979	4,589	7,710
Net earnings	$6,565	$10,565	$14,636	$26,789

Net earnings per share:
Basic	$0.34	$0.54	$0.75	$1.37
Diluted	0.34	0.54	0.75	1.37

Weighted average shares outstanding:
Basic	19,500	19,488	19,502	19,506
Diluted	19,568	19,548	19,579	19,565

Cash dividends declared per share	$0.03	$0.03	$2.59	$2.09

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INSTEEL INDUSTRIES INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

	(Unaudited)				(Unaudited)
	June 29,	March 30,	December 30,	September 30,	July 1,
	2024	2024	2023	2023	2023
Assets
Current assets:
Cash and cash equivalents	$97,745	$83,945	$85,615	$125,670	$91,740
Accounts receivable, net	61,234	55,549	43,354	63,424	66,363
Inventories	89,379	92,530	94,142	103,306	133,126
Other current assets	8,766	7,675	8,706	6,453	6,406
Total current assets	257,124	239,699	231,817	298,853	297,635
Property, plant and equipment, net	127,889	127,534	129,300	120,014	118,788
Intangibles, net	5,528	5,716	5,903	6,090	6,278
Goodwill	9,745	9,745	9,745	9,745	9,745
Other assets	14,329	14,533	13,803	12,811	12,936
Total assets	$414,615	$397,227	$390,568	$447,513	$445,382

Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$34,827	$25,409	$23,852	$34,346	$38,075
Accrued expenses	9,888	7,975	9,585	11,809	12,984
Total current liabilities	44,715	33,384	33,437	46,155	51,059
Other liabilities	23,885	23,222	23,536	19,853	19,257
Commitments and contingencies
Shareholders' equity:
Common stock	19,445	19,467	19,448	19,454	19,433
Additional paid-in capital	85,599	85,332	84,425	83,832	83,150
Retained earnings	241,254	236,105	230,005	278,502	273,460
Accumulated other comprehensive loss	(283)	(283)	(283)	(283)	(977)
Total shareholders' equity	346,015	340,621	333,595	381,505	375,066
Total liabilities and shareholders' equity	$414,615	$397,227	$390,568	$447,513	$445,382

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INSTEEL INDUSTRIES INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended		Nine Months Ended
	June 29,	July 1,	June 29,	July 1,
	2024	2023	2024	2023
Cash Flows From Operating Activities:
Net earnings	$6,565	$10,565	$14,636	$26,789
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	3,837	3,262	11,412	9,835
Amortization of capitalized financing costs	12	13	38	45
Stock-based compensation expense	508	421	1,903	1,534
Deferred income taxes	869	488	3,638	(991)
Loss (gain) on sale and disposition of property, plant and equipment	26	3	50	(3,321)
Increase in cash surrender value of life insurance policies over premiums paid	-	(122)	(1,029)	(854)
Net changes in assets and liabilities:
Accounts receivable, net	(5,685)	(489)	2,190	15,283
Inventories	3,151	3,366	13,927	64,528
Accounts payable and accrued expenses	10,367	6,706	(2,492)	(12,745)
Other changes	(912)	(458)	(2,295)	3,223
Total adjustments	12,173	13,190	27,342	76,537
Net cash provided by operating activities	18,738	23,755	41,978	103,326

Cash Flows From Investing Activities:
Capital expenditures	(3,235)	(11,204)	(17,460)	(26,604)
Increase in cash surrender value of life insurance policies	(45)	(75)	(443)	(402)
Proceeds from sale of property, plant and equipment	1	4	4	9,924
Proceeds from surrender of life insurances policies	20	15	25	358
Net cash used for investing activities	(3,259)	(11,260)	(17,874)	(16,724)

Cash Flows From Financing Activities:
Proceeds from long-term debt	96	113	230	255
Principal payments on long-term debt	(96)	(113)	(230)	(255)
Cash dividends paid	(584)	(583)	(50,359)	(40,668)
Payment of employee tax withholdings related to net share transactions	(101)	(9)	(262)	(196)
Cash received from exercise of stock options	-	97	428	191
Financing costs	-	(13)	-	(177)
Repurchases of common stock	(994)	(403)	(1,836)	(2,328)
Net cash used for financing activities	(1,679)	(911)	(52,029)	(43,178)

Net increase (decrease) in cash and cash equivalents	13,800	11,584	(27,925)	43,424
Cash and cash equivalents at beginning of period	83,945	80,156	125,670	48,316
Cash and cash equivalents at end of period	$97,745	$91,740	$97,745	$91,740

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for:
Income taxes, net	$2,543	$1,521	$3,267	$5,466
Non-cash investing and financing activities:
Purchases of property, plant and equipment in accounts payable	2,624	843	2,624	843
Restricted stock units and stock options surrendered for withholding taxes payable	101	9	262	196

IIIN – E

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